WILLIAMS LAW GROUP, P.A.
2503 West Gardner Court
Tampa, FL 33611

June 16, 2006

VIA EDGAR TRANSMISSION

China Kangtai Cactus Bio-Tech Inc.
Harbin, P. R. C.

Re: 634,000 Shares of Common Stock

Dear Sirs:

We have acted as counsel to China Kangtai Cactus Bio-Tech Inc., a Nevada corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 634,000 in connection with the Stock Award Plan I of the Company ("Stock Award Plan I").

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We are familiar with the proceedings to date with respect to the proposed issuance of the shares contemplated by the Registration Statement and have examined such records, documents and questions of law and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

Based on the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

2. Assuming the accuracy of the documents, representations and warranties of the Company, each share that will be newly issued under the terms and provisions of the Stock Award Plan I, will have legally issued, fully paid and non-assessable when:

a. The Registration Statement, as it may be amended, shall have become effective under the Securities Act;

b. Such shares shall have been duly issued pursuant to the authorization of the Company's Board of Directors or a duly authorized committee thereof, in the manner contemplated by them; and

c. A certificate representing such shares shall have been duly executed, countersigned and registered and duly delivered to the participant thereof determined in accordance with the terms of the Stock Award Plan I.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares, as contemplated by the Registration Statement. In delivering this opinion letter, we have assumed, as to questions of fact, among other things, the accuracy of representations and the genuineness of documents and signatures given to or reviewed by us.

This opinion letter is limited to the General Corporation Law of the State of Nevada. The opinions expressed herein are solely for your benefit in connection with the issuance of the shares and may not be relied upon in any manner or for any purpose by any other person or entity without the prior written consent of this firm, except for your transfer agent which may rely on this opinion in connection with the issuance of the shares.

We have also relied upon representations that none of the recipients of the Stock are officers, directors or affiliates of the Company as defined under Rule 144. As 634,000 shares under the Stock Award Plan I which are subject to this opinion are issued under the Registration Statement and are not being issued to persons who are officers, directors or affiliates of the Company as defined under Rule 144, the Shares may be issued free and clear of all restrictions in the amounts to the persons set forth on Schedule A attached hereto.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your furnishing this opinion to the transfer agent, who may rely thereon.

Sincerely,

/s/ Michael T. Williams, Esq.
Michael T. Williams, Esq.

SCHEDULE A

The name of recipients amount of S-8 shares

Guirong Xu	150, 000
Liyan Xu	120,000
Yidian Yang	10,000
Zhenshan Yu	10,000
Kai Zhao	10,000
Yudi Zhao	10,000
Yaling Liu	100,000
Haibin Wang	200,000
Lixian Zhou	2,000
Lihua Wang	2,000
Yanliu Chu	2,000
Kuiyuan Yu	2,000
Xianfeng Han	2,000
Ying Qu	4,000
Ping Zhang	4,000
John Kennedy	6,000